UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                --------------------------------------------

                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO. 1 )*

                           AMERIGROUP Corporation
---------------------------------------------------------------------------
                              (Name of Issuer)

                  Common Stock, par value $0.01 per share
---------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 03073T102
---------------------------------------------------------------------------
                               (CUSIP Number)

                              November 7, 2002
---------------------------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     |_| Rule 13d-1(b)
     |_| Rule 13d-1(c)
     |X| Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------                            -----------------------
CUSIP NO. 03073T102                     13G                PAGE 2 OF 6 PAGES
----------------------------                            -----------------------

---------- --------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY

           FFC Partners I, L.P.
           TIN:  06-1458417

---------- --------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
           (a) |_|
           (b) |_|

---------- --------------------------------------------------------------------
    3      SEC USE ONLY


---------- --------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
------------------------------------- ------- ---------------------------------
                                        5     SOLE VOTING POWER
             NUMBER OF
               SHARES                         615,030
                                      ------- ---------------------------------
            BENEFICIALLY                6     SHARED VOTING POWER
              OWNED BY
                EACH
                                      ------- ---------------------------------
             REPORTING                  7     SOLE DISPOSITIVE POWER
               PERSON
                WITH                          615,030
                                      ------- ---------------------------------
                                        8     SHARED DISPOSITIVE POWER


---------- --------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           615,030

---------- --------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES (See Instructions) |_|

---------- --------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           3.0%
---------- --------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (See Instructions)

                                        PN
---------- --------------------------------------------------------------------

----------------------------                            -----------------------
CUSIP NO. 03073T102                    13G                PAGE 3 OF 6 PAGES
----------------------------                            -----------------------

---------- --------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY

           FFC Executive Partners I, L.P.
           TIN:  06-1477466

---------- --------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
           (a) |_|
           (b) |_|

---------- --------------------------------------------------------------------
    3      SEC USE ONLY


---------- --------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
---------- --------------------------------------------------------------------
                                        5     SOLE VOTING POWER
             NUMBER OF
               SHARES                         25,444
                                      ------- ---------------------------------
            BENEFICIALLY                6     SHARED VOTING POWER
              OWNED BY
                EACH
                                      ------- ---------------------------------
             REPORTING                  7     SOLE DISPOSITIVE POWER
               PERSON
                WITH                          25,444
                                      ------- ---------------------------------
                                        8     SHARED DISPOSITIVE POWER


---------- --------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           25,444

---------- --------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES (See Instructions) |_|

---------- --------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           .12%
---------- --------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (See Instructions)

                                        PN
---------- --------------------------------------------------------------------

----------------------------                            -----------------------
CUSIP NO. 03073T102                     13G                PAGE 4 OF 6 PAGES
----------------------------                            -----------------------


---------- --------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY

           Ferrer Freeman & Company, LLC
           TIN:  06-1433502

---------- --------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
           (a) |_|
           (b) |_|

---------- --------------------------------------------------------------------
    3      SEC USE ONLY


---------- --------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                    Connecticut
---------- --------------------------------------------------------------------
                                        5     SOLE VOTING POWER
             NUMBER OF
               SHARES
                                      ------- ---------------------------------
            BENEFICIALLY                6     SHARED VOTING POWER
              OWNED BY
                EACH                          640,474
                                      ------- ---------------------------------
             REPORTING                  7     SOLE DISPOSITIVE POWER
               PERSON
                WITH
                                      ------- ---------------------------------
                                        8     SHARED DISPOSITIVE POWER

                                              640,474
---------- --------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           640,474

---------- --------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES (See Instructions) |_|

---------- --------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           3.1%
---------- --------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (See Instructions)

                                        OO
---------- --------------------------------------------------------------------

                                SCHEDULE 13G



ITEM 1(A).     NAME OF ISSUER:

               Unchanged.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               Unchanged.

ITEM 2(A).     NAME OF PERSON FILING:

               Unchanged.

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               Unchanged.

ITEM 2(C).     CITIZENSHIP:

               Unchanged.

ITEM 2(D).     TITLE OF CLASS OF SECURITIES:

               Unchanged.

ITEM 2(E).     CUSIP NUMBER:

               Unchanged.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               Unchanged.

ITEM 4.        OWNERSHIP

               Item 4 is amended in its entirety as follows:

               The percentages reported herein are based on there having been 20,428,945 shares of Common Stock outstanding as of October 25, 2002 as reported in the Form 10-Q of the Issuer filed on November 1, 2002.

               Items 5-9 and Item 11 on the Cover Page for each Reporting Person are incorporated by reference herein. By virtue of its position as General Partner of FFCP and FFCEP, FFC may be deemed the beneficial owner of the shares of Common Stock owned by FFCP and FFCEP and to have shared voting and dispositive power of such shares of Common Stock.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Item 5 is amended in its entirety as follows:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Unchanged.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Unchanged.


ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Unchanged.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Unchanged.


ITEM 10.       CERTIFICATIONS.

               Unchanged.

                               SIGNATURE PAGE
                               --------------

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   November 13, 2002


                                          FFC PARTNERS I, L.P.

                                          By: FERRER FREEMAN & COMPANY,
                                              LLC, its General Partner



                                          By: /s/ Tricia A. Summers
                                              --------------------------------
                                              Name:  Tricia A. Summers
                                              Title: Member


                                          FFC EXECUTIVE PARTNERS I, L.P.

                                          By: FERRER FREEMAN & COMPANY,
                                              LLC, its General Partner


                                          By: /s/ Tricia A. Summers
                                              --------------------------------
                                              Name:  Tricia A. Summers
                                              Title: Member


                                          FERRER FREEMAN & COMPANY, LLC

                                          By: /s/ Tricia A. Summers
                                              --------------------------------
                                              Name:  Tricia A. Summers
                                              Title: Member